INFORMIX CORPORATION


EXHIBIT 11.1

STATEMENT RE: COMPUTATION OF NET INCOME PER-SHARE


(in thousands, except per-share data)

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                       1996        1995 (1)       1994 (1) (2)
Net income used for earnings per-share calculation     $ 97,818    $ 97,644       $ 61,913

Net Income Per Common Share:

Weighted average outstanding shares                     149,310     145,062         137,742

Net effect of outstanding options                         6,263       5,565           5,040
Weighted average common and common
     equivalent shares outstanding                      155,573     150,627         142,782


Net income per-share                                   $   0.63    $   0.65        $   0.43

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Fully diluted computation not presented since such amounts differ by less than 3 percent of the net income per share amounts shown above.


Notes:

(1) Amounts presented have been restated to reflect the Company's business combination with Illustra Information Technologies, Inc.
as a pooling-of-interests.

(2) Share and per-share information has been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective June 26, 1995.